Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Defense Industries International, Inc. and Subsidiaries

We consent to the inclusion in the foregoing Registration Statement on Post-Effective Amendment NO. 1 to Form SB-2 of our report dated April 20, 2006, relating to the consolidated financial statements of Defense Industries International, Inc. and Subsidiaries as of and for the years ended December 31, 2005 and 2004, which also appears in the Defense Industries International, Inc. Annual Report on Form 10-KSB, for the years ended December 31, 2005 and 2004, filed with the Securities and Exchange Commission on May 2, 2006. We also consent to the reference to our firm under the caption “Experts.”

/s/ WEINBERG & COMPANY, P.A. WEINBERG & COMPANY, P.A. Certified Public Accountants

Boca Raton, Florida
May 10, 2006